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                                                                       EXHIBIT 4

                         HEALTHDYNE TECHNOLOGIES, INC.

                               STOCK OPTION PLAN

                      NONQUALIFIED STOCK OPTION AGREEMENT


OPTION FOR THE PURCHASE OF          SHARES (       SHARES) SHARES OF COMMON
STOCK

EXERCISE PRICE PER SHARE:       PRICE

         This Agreement made and entered into as of this 30th day of June, 1995, by and between HEALTHDYNE TECHNOLOGIES, Inc., a Georgia corporation,
hereinafter referred to as the "Company" and      NAME, hereinafter referred to
as the "Participant".

                             W I T N E S S E T H :

         WHEREAS, the HEALTHDYNE TECHNOLOGIES, Inc. Stock Option Plan, hereinafter referred to as the "Plan", has been adopted by the Company; and

         WHEREAS, Section 6.1 of the Plan authorizes the Stock Option Committee of the Board of Directors of the Company, hereinafter referred to as the "Committee", to cause the Company to enter into a written agreement with the Participant setting forth the form and the amount of any award and any conditions and restrictions on the award imposed by the Plan and the Committee; and

         WHEREAS, the Committee desires to make an award to the Participant consisting of a Nonqualified Stock Option;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

         1. The Company hereby grants to the Participant a Nonqualified Stock Option pursuant to the Plan to purchase the number of shares of Common Stock of the Company, par value $.01 per share, set forth above (hereinafter referred to as "Common Stock"), at the price per share set forth above, subject to the terms and conditions of this Agreement. The Nonqualified Stock Option is referred to herein as the "Option".

         2. The Participant agrees that he must remain continuously employed by the Company or any subsidiary hereof or engaged to provide services thereto for one year from the date of this Agreement in order for the exercise of any part of the Option to accrue. Subject to the preceding sentence and until terminated as provided in Paragraph 4, the Option shall become exercisable on the first anniversary date of this Agreement to the extent of 33-1/3% of the shares of Common Stock subject to the Option. The Option shall become exercisable on each of the next two (2) anniversary dates of this Agreement to the extent of an additional 33-1/3% of the shares of Common Stock subject to the Option; provided the Participant shall have been in the continuous employ of the Company or any subsidiary thereof or engaged to provide services thereto since the date of this Agreement. Although the Option may remain exercisable after a termination of
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employment under the limited circumstances specifically set forth in Paragraph
4 hereof, vesting of the Option shall cease as of the applicable date of termination or disability referred to in Paragraph 4 and the Option shall be exercisable during such extended periods of time only to the extent that it was exercisable on such date of termination or disability.

         3. The Participant may exercise the Nonqualified Stock Option by delivering written notice to the Committee on a form set forth in Exhibit A hereto or as otherwise provided by the Committee indicating the number of shares to be purchased. The Company agrees to cause certificates for any shares of Common Stock purchased hereunder to be delivered to the Participant upon payment in full of the Option price in cash, unrestricted shares of Common Stock, or a combination of such Common Stock and cash. Any shares of Common Stock applied toward the Option price shall be valued at their Fair Market Value on the date of exercise of the Option, and shall be delivered along with any portion of the Option price to be paid in cash within five (5) days after the date of exercise. If the Participant fails to pay the Option price within five (5) days, the Committee shall have the right in its sole discretion to void the exercise of the Option.

         4. The Option shall terminate on the earliest to occur of the following dates:

         (a) The date upon which the Participant is dismissed from his or her employment or consulting engagement for good cause (as defined by the Participant's employment agreement or applicable personnel policy, as the case may be) or other serious misconduct (as defined in the Plan);

         (b) Sixty (60) days after the date on which the Participant terminates his employment or consulting engagement with the Company or any subsidiary of the Company for reasons other than retirement, permanent total disability (as determined by the Social Security Administration), or death;

         (c) Twelve (12) months after the Participant's termination of employment or consulting engagement due to his retirement from the Company or any subsidiary thereof;

         (d)  Twelve (12) months after the Participant's date of death;

         (e) Twelve (12) months from the date of the disabling event which shall render the Participant totally and permanently disabled, as determined by the Social Security Administration; and

         (f)  Ten (10) years from the date the Option is granted.

For purposes of this Paragraph 4, the date of termination of employment or consulting shall mean the last date upon which such employment or consulting services are regularly provided by the Participant, without extension for any severance period or other compensation payable in connection with such termination but with extension for any periods of time related to mandated notices of termination to the extent required to be given to the Participant by the Company or any subsidiary under any applicable employment agreement or personnel policy.

         5. In the event the Participant shall die prior to the exercise of the Option granted pursuant to this Agreement, the administrator of the deceased Participant's estate, the executor under his will, or the person or persons to whom the Option shall have been validly transferred by such executor or administrator pursuant to the will or laws of intestate succession, shall have the


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right to exercise the Option to the extent exercisable on the date of the
Participant's death, subject to the terms of this Agreement.

         6. Except as provided in Paragraph 5, no benefit under the Plan or this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, excluding the use of Options under the Plan as collateral in exercising the Option, and any attempt to do so shall be null and void. No such benefits shall be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant prior to the receipt thereof by the Participant.

         7. No election as to benefits or the exercise of the Option may be made during the Participant's lifetime by anyone other than the Participant, or his legal representative in the event of the Participant's disability.

         8. The Options shall not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and the Company hereby agrees to make reasonable efforts to comply with such securities laws.

         9. The Committee shall make such adjustments to the Option price and in the number or kind of shares of Common Stock covered by the Option consistent with the terms of the Plan as the Committee in its sole discretion may determine is equitably required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, or (b) any merger, consolidation, separation, reorganization, or partial or complete liquidation, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

         10. The continuous employ or engagement of the Participant with the Company or any of its subsidiaries shall not be deemed to have ceased by reason of the transfer of the Participant among the Company or any of its subsidiaries or to any entity controlled by or in common control with the Company.

         11. The Company's obligation hereunder shall be subject to the satisfaction by the Participant in a manner acceptable to the Company of all applicable withholding taxes and other withholding obligations.

         12. The grant of the Options pursuant to this Agreement shall not be construed as conferring upon the Participant any right to continued employment, and the employment of any Participant may be terminated without regard to the effect which such action may have upon him as a Participant under the Plan.

         13. The Board of Directors of the Company may at any time terminate, amend or modify the Plan or alter the terms of this Option in accordance with the specific terms and conditions set forth in the Plan.

         14. The terms and provisions of the Plan are specifically incorporated herein by reference and made a part hereof.

         15. To the extent that federal law shall not be held to preempt local law, this Agreement shall be governed by the laws of the State of Georgia. If any provision of the Agreement shall be held invalid or unenforceable the remaining provisions hereof shall continue in full force and effect.





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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers as of the date first set forth above.


Attest:                                   HEALTHDYNE TECHNOLOGIES, INC.



By:                                       By:
     ------------------------------------      -------------------------------
         Secretary or Asst. Secretary             Authorized Officer



                                          PARTICIPANT:




                                          ------------------------------------





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                                   EXHIBIT A

                              OPTION EXERCISE FORM


                       (To be executed by the Employee to
                  exercise the rights to purchase Common Stock
                       evidenced by the foregoing Option)



TO:      HEALTHDYNE TECHNOLOGIES, INC.

         The undersigned hereby exercises the right to purchase ___________ shares of Common Stock covered by the attached Option in accordance with the terms and conditions thereof, and herewith makes payment of the Option Price of such shares in full.




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                                         Signature



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                                         -------------------------------------
                                         Address


                                         -------------------------------------
                                         Social Security Number


Date:                      , 19
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